EXHIBIT 4.2

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of December 30, 2004 by and among WorldSpace, Inc., a Delaware corporation (the “Company”), and the investors listed on the Schedule of Investors attached hereto (individually, an “Investor” and collectively, the “Investors”).

WHEREAS:

A. On December 30, 2004, the Company and the Investors entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which, on the date hereof, the Company is issuing, and the Investors are purchasing, convertible notes of the Company (the “Notes”).

B. The Notes are convertible into Common Shares (as defined below).

C. In order to induce the Investors to enter into the Securities Purchase Agreement, the Company has agreed to provide certain registration rights on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Agents” has the meaning set forth in Section 5.1.

“Agreement” has the meaning set forth in the Preamble.

“Blackout Notice” has the meaning set forth in Section 2.10.

“Blackout Period” has the meaning set forth in Section 2.10.

“Blue Sky Filing” has the meaning set forth in Section 5.1.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Claims” has the meaning set forth in Section 5.1.

“Common Shares” means the shares of the Company’s Class A common stock, par value $0.01 per share, and any other securities of the Company which may be issued or issuable with respect to, in exchange for, or in substitution of, such shares of Class A common stock.

“Company” has the meaning set forth in the Preamble.

“Conversion Shares” means the Common Shares, or other equity securities issued or issuable upon conversion of the Notes.

“Demand Registration” means a registration required to be effected by the Company pursuant to Section 2.1.

“Demand Registration Effectiveness Deadline” has the meaning set forth in Section 2.1(a).

“Demand Registration Filing Deadline” has the meaning set forth in Section 2.1(a).

“Demand Registration Lock-Up Period” has the meaning set forth in Section 2.1(h).

“Demand Registration Statement” means a registration statement of the Company in respect of a Demand Registration pursuant to the provisions of Section 2.1 and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Effectiveness Deadline” has the meaning set forth in Section 2.3(a).

“Effectiveness Failure” has the meaning set forth in Section 2.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

“Filing Deadline” has the meaning set forth in Section 2.3(a).

“Filing Failure” has the meaning set forth in Section 2.8(a).

“Holders” means the Investors and any other holder of Registrable Securities to whom the registration rights set forth in this Agreement have been assigned in accordance with the terms of this Agreement. For purposes of this Agreement, a Person will be deemed to be a Holder whenever such Person holds any Notes (or securities issued by the Company with respect to, in exchange for, or in substitution of the Notes) convertible into or exercisable or exchangeable for, Registrable Securities, whether or not such conversion, exercise or exchange has actually been effected and disregarding any legal restrictions upon the exercise of such rights, and Registrable Securities issuable upon conversion, exchange or exercise of any such security shall be deemed outstanding for the purposes of this Agreement.

“Holders’ Counsel” means one firm of counsel (per registration) to the Holders of Registrable Securities participating in such registration, which counsel shall be selected (i) in the case of a Demand Registration, by the Initiating Holders holding a majority of the Registrable Securities for which registration was requested in the Request, and (ii) in all other cases, by the Majority Holders of the Registration.

“Incidental Registration” means a registration required to be effected by the Company pursuant to Section 2.2.

“Incidental Registration Statement” means a registration statement of the Company in respect of an Incidental Registration pursuant to the provisions of Section 2.2 and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Initial Public Offering” means the first public offering of any class of securities of the Company pursuant to a registration statement filed with and declared effective by the SEC.

“Initiating Holders” means, with respect to a particular Demand Registration, the Holders who initiated the Request for such registration, which may only be a Lead Investor or if the Lead Investors cease to hold any Registrable Securities, any Holder or Holders of $40 million or more of aggregate principal amount of Notes or Conversion Shares issued upon conversion of such aggregate principal amount of Notes.

“Inspectors” has the meaning set forth in Section 4.1(g).

“Investors” has the meaning set forth in the Preamble.

“Lead Investors” means each of Highbridge International LLC, Amphora Limited and their respective Affiliates who are Holders.

“Lock-Up Agreement” has the meaning set forth in Section 3.1.

“Maintenance Failure” has the meaning set forth in Section 2.8(a).

“Majority Holders” means the Holders of at least a majority of the outstanding Registrable Securities.

“Majority Holders of the Registration” means, with respect to a particular registration, one or more Holders of Registrable Securities who would hold a majority of the Registrable Securities to be included in such registration.

“NASD” means the National Association of Securities Dealers, Inc.

“Non-Public Incidental Registration Notice” has the meaning set forth in Section 2.2(a).

“Non-Public Incidental Registration Notice Period” has the meaning set forth in Section 2.2(a).

“Non-Public IPO Registration Notice” has the meaning set forth in Section 2.4.

“Non-Public IPO Registration Notice Period” has the meaning set forth in Section 2.4.

“Notes” has the meaning set forth in the Preamble.

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, any preliminary prospectus and any prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), and any such Prospectus as amended or supplemented by any prospectus supplement, and all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Qualified Public Offering” means the first occurrence with respect to the Company of a firm commitment, fully underwritten Initial Public Offering in the United States of Common Shares that is (i) conducted by a nationally recognized investment banking firm, (ii) has an offering price per share of not less than $7.50, (iii) yields gross proceeds to the Company of not less than $100 million and (iv) after which the Common Shares are listed on either The New York Stock Exchange, Inc., or the Nasdaq National Market.

“Qualified Public Offering Lock-Up Period” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 4.1(g).

“Registrable Securities” means (i) the Conversion Shares, and (ii) any other securities of the Company (or any successor or assign of the Company, whether by merger, consolidation, sale of assets or otherwise) which may be issued or issuable with respect to, in exchange for, or in substitution of, Registrable Securities referenced in clause (i) above by reason of any dividend or stock split, combination of shares, merger, consolidation, recapitalization, reclassification, reorganization, sale of assets or similar transaction. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities have been otherwise transferred, a new certificate or other evidence of ownership for them not bearing the legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act, (C) such securities shall have ceased to be outstanding, or (D) such securities shall be eligible for resale pursuant to Rule 144(k) of the Securities Act (or any successor provision thereof having similar effect).

“registration” refers to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the Securities Act and pursuant to Rule 415 and the declaration or ordering of effectiveness of such Registration Statement(s) by the SEC.

“Registration Default Payments” has the meaning set forth in Section 2.8(a).

“Registration Expenses” means any and all expenses incident to performance of or compliance with this Agreement by the Company and its Subsidiaries, including, without limitation (i) all SEC, stock exchange, NASD and other registration, listing and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of any stock exchange (including fees and disbursements of counsel in connection with such compliance and the preparation of a blue sky memorandum and legal investment survey), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing, distributing, mailing and delivering any Registration Statement, any Prospectus, any underwriting agreements, transmittal letters, securities sales agreements, securities certificates and other documents relating to the performance of or compliance with this Agreement, (iv) the fees and disbursements of counsel for the Company, (v) the fees and disbursements of Holders’ Counsel, which amount shall be limited to $25,000 per registration, (vi) in connection with an Underwritten Offering only, the fees and disbursements of all independent public accountants (including the expenses of any audit and/or “cold comfort” letters) and the fees and expenses of other Persons, including experts, retained by the Company and (vii) in connection with an Underwritten Offering only, the expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution and sale of Registrable Securities which are customarily borne by the issuer; provided, however, Registration Expenses shall not include discounts and commissions payable to underwriters, selling brokers, dealer managers or other similar Persons engaged in the distribution of any of the Registrable Securities; and provided further, that in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include salaries of personnel of the Company or general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters of the Company or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event; and provided, further, that in the event the Company shall, in accordance with Section 2.2 or Section 2.4 hereof, not register any securities with respect to which it had given written notice of its intention to register to Holders, notwithstanding anything to the contrary in the foregoing, all of the costs incurred by the Holders in connection with such registration shall be deemed to be Registration Expenses.

“Registration Statement” means any registration statement of the Company which covers any Registrable Securities and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Request” has the meaning set forth in Section 2.1(a).

“Required Shelf Registration” means a registration required to be effected by the Company pursuant to Section 2.3.

“Required Shelf Registration Effectiveness Deadline” has the meaning set forth in Section 2.3(a).

“Required Shelf Registration Filing Deadline” has the meaning set forth in Section 2.3(a).

“Required Shelf Registration Statement” means a registration statement filed pursuant to a Required Shelf Registration.

“SEC” means the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

“Securities Purchase Agreement” has the meaning set forth in the Preamble.

“Selling Shareholder Amount” has the meaning set forth in Section 2.4.

“Shelf Registration” means a registration pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous or delayed basis.

“Underwriters” means the underwriters, if any, of the offering being registered under the Securities Act.

“Underwritten Offering” means a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

“Violation” has the meaning set forth in Section 5.1.

“Withdrawn Demand Registration” has the meaning set forth in Section 2.1(a).

“Withdrawn Request” has the meaning set forth in Section 2.1(a).

2. REGISTRATION UNDER THE SECURITIES ACT.

2.1 Demand Registration.

(a) Right to Demand Registration. (i) Subject to Section 2.1(c), at any time or from time to time, the Initiating Holders shall have the right to request in writing that the Company register all or part of such Holders’ Registrable Securities (a “Request”) (which Request shall specify the amount of Registrable Securities intended to be disposed of by such Holders and the intended method of disposition thereof) by filing with the SEC a Demand Registration Statement. As promptly as practicable, but no later than five (5) days after receipt of a Request, the Company shall give written notice of such requested registration to all Holders of Registrable Securities. Subject to Section 2.1(b), the Company shall include in a Demand Registration (x) the Registrable Securities intended to be disposed of by the Initiating Holders and (y) the Registrable Securities intended to be disposed of by any other Holder which shall have made a written request (which request shall specify the amount of Registrable Securities to be registered and the intended method of disposition thereof) to the Company for inclusion thereof in such registration within 20 calendar days after the receipt of such written notice from the Company. The Company shall, as expeditiously as possible following a Request, but in any event within 90 calendar days (the “Demand Registration Filing Deadline”), cause to be filed with the SEC a Demand Registration Statement providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by all such Holders, to the extent necessary to permit the disposition of such Registrable Securities so to be registered in accordance with the intended methods of disposition thereof specified in such Request or further requests. The Company shall use its reasonable best efforts to have such Demand Registration Statement declared effective by the SEC as soon as practicable thereafter, but in any event within 180 calendar days following a Request (the “Demand Registration Effectiveness Deadline”) and to keep such Demand Registration Statement continuously effective for the period specified in Section 4.1(b).

(ii) A Request may be withdrawn prior to the filing of the Demand Registration Statement by the Majority Holders of the Registration (a “Withdrawn Request”) and a Demand Registration Statement may be withdrawn prior to the effectiveness thereof by the Majority Holders of the Registration (a “Withdrawn Demand Registration”), and such withdrawals shall be treated as a Demand Registration which shall have been effected pursuant to this Section 2.1, unless the Holders of Registrable Securities to be included in such Registration Statement reimburse the Company for its reasonable out-of-pocket Registration Expenses relating to the preparation and filing of such Demand Registration Statement (to the extent actually incurred); provided; however, that if a Withdrawn Request or Withdrawn Registration Statement is made (A) because of a Material Adverse Effect (as defined in the Securities Purchase Agreement), or (B) because the sole or lead managing Underwriter advises that the amount of Registrable Securities to be sold in such offering be reduced pursuant to Section 2.1(b) by more than 10% of the Registrable Securities to be included in such Registration Statement, or (C) because of a postponement of such registration pursuant to Section 2.10, then such withdrawal shall not be treated as a Demand Registration effected pursuant to this Section 2.1 (and shall not be counted toward the number of Demand Registrations), and the Company shall pay all Registration Expenses in connection therewith. Any Holder requesting inclusion in a Demand Registration may, at any time prior to the effective date of the Demand Registration Statement (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.

(iii) The registration rights granted pursuant to the provisions of this Section 2.1 shall be in addition to the registration rights granted pursuant to the other provisions of Section 2 hereof.

(b) Priority in Demand Registrations. If a Demand Registration involves an Underwritten Offering, and the sole or lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Holder requesting registration) on or before the date five days prior to the date then scheduled for such offering that, in its opinion, the amount of securities (including Registrable Securities) requested to be included in such Demand Registration exceeds the number which can be sold in such offering within a price range acceptable to the Majority Holders of the Registration (such writing to state the basis of such opinion and the approximate number of Registrable Securities which may be included in such offering), the Company shall include in such Demand Registration, to the extent of the number which the Company is so advised may be included in such offering, the Registrable Securities requested to be included in the Demand Registration by the Holders, allocated pro rata in proportion to the number of Registrable Securities requested to be included in such Demand Registration by each of them. In the event the Company shall not, by virtue of this Section 2.1(b), include in any Demand Registration all of the Registrable Securities of any Holder requesting to be included in such Demand Registration, such Holder may, upon written notice to the Company given within five days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such Demand Registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such Demand Registration.

(c) Limitations on Registrations. The rights of Holders of Registrable Securities to request Demand Registrations pursuant to Section 2.1(a) are subject to the following limitations:

(i) in no event shall the Company be required to effect a Demand Registration unless the reasonably anticipated aggregate offering price to the public of all Registrable Securities for which registration has been requested by Holders, together with any shares sold by the Company for its own account, will be at least $25,000,000;

(ii) in no event shall the Company be required to effect a Demand Registration until 180 calendar days after an Initial Public Offering;

(iii) in no event shall the Company be required to effect a Demand Registration prior to 91 calendar days after a prior Demand Registration Statement is declared effective by the SEC;

(iv) in no event shall the Company be required to effect a Demand Registration at any time during the period commencing with the filing of the Required Shelf Registration Statement with the SEC and ending with the earlier of (x) the effectiveness of the Required Shelf Registration Statement and (y) the Required Shelf Registration Effectiveness Deadline;

(v) in no event shall the Company be required to effect a Demand Registration at any time that the Required Shelf Registration is effective and, excluding any Blackout Period (as defined below), available for use by the Holders; and

(vi) in no event shall the Company be required to effect, in the aggregate, more than three Demand Registrations; provided, however, that such number shall be increased to the extent the Company does not include in what would otherwise be the final registration the number of Registrable Securities requested to be registered by the Holders by reason of Section 2.1(b).

(d) Underwriting; Selection of Underwriters. Notwithstanding anything to the contrary contained in Section 2.1(a), if the Initiating Holders holding a majority of the Registrable Securities for which registration was requested in the Request so elect, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of a firm commitment Underwritten Offering; and such Initiating Holders may require that all Persons (including other Holders) participating in such registration sell their Registrable Securities to the Underwriters at the same price and on the same terms of underwriting applicable to the Initiating Holders. If any Demand Registration involves an Underwritten Offering, the sole or managing Underwriters and any additional investment bankers and managers to be used in connection with such registration shall be selected by the Initiating Holders holding a majority of the Registrable Securities for which registration was requested in the Request, subject to the approval of the Company for any underwriter that was not a manager or co-manager of any public offering by the Company or otherwise sufficiently familiar with the business of the Company (such approval not to be unreasonably withheld).

(e) Effective Registration Statement; Suspension. A Demand Registration Statement shall not be deemed to have become effective (and the related registration will not be deemed to have been effected) (i) unless it has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Demand Registration Statement for the time period specified in Section 4.1(b), (ii) if the offering of any Registrable Securities pursuant to such Demand Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, or (iii) if, in the case of an Underwritten Offering, the conditions to closing specified in an underwriting agreement to which the Company is a party are not satisfied due to a breach or failure by the Company or are not otherwise waived.

(f) Other Registrations. During the period (i) beginning on the date of a Request and (ii) ending on the date that is 90 days after the date that a Demand Registration Statement filed pursuant to such Request has been declared effective by the SEC or, if the Holders shall withdraw such Request or such Demand Registration Statement, on the date of such Withdrawn Request or such Withdrawn Registration Statement, the Company shall not, without the consent of the Majority Holders of the Registration, file a registration statement pertaining to any other securities of the Company (other than a registration on Forms S-4 or S-8 or any successor form to such forms or Form S-3 for compensatory, bonus or other similar plans, dividend reinvestment plans and stock purchase plans).

(g) Registration Statement Form. Registrations under this Section 2.1 shall be on such appropriate registration form of the SEC (i) as shall be selected by the Initiating Holders holding a majority of the Registrable Securities for which registration was requested in the Request, and (ii) which shall be available for the sale of Registrable Securities in accordance with the intended method or methods of disposition specified in the requests for registration. The Company agrees to include in any such Registration Statement all information which any selling Holder, upon advice of counsel, shall reasonably request.

(h) Demand Registration Lock-Up. Each Holder of Registrable Securities agrees not to (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Registrable Securities or warrants or other rights to purchase Registrable Securities or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Registrable Securities, or warrants or other rights to purchase Registrable Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, during the time period reasonably requested by the sole or lead managing Underwriter, if any, or, if none, the Initiating Holders holding a majority of the Registrable Securities covered by the Demand Registration Statement, not to exceed thirty (30) days, beginning on the effective date of any Demand Registration Statement (except pursuant to such Demand Registration Statement) without the prior written consent of the sole or lead managing Underwriter, if any, or, if none, the Initiating Holders holding a majority of the Registrable Securities covered by the Demand Registration Statement (the “Demand Registration Lock-Up Period”); provided, however, that if (i) during the period that begins on the date that is fifteen (15) calendar days plus three (3) Business Days before the last day of the Demand Registration Lock-Up Period and ends on the last day of the Demand Registration Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Demand Registration Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Demand Registration Lock-Up Period, the restrictions imposed shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) Business Days after the date on which the issuance of the earnings release or the material news or material event occurs. Notwithstanding the foregoing, this Agreement shall not restrict any Holder from transferring any Notes to any Person who agrees to be bound by the provisions hereof.

2.2 Incidental Registration.

(a) Right to Include Registrable Securities. (i) If the Company at any time or from time to time proposes or is required to register any of its securities under the Securities Act (other than (w) in connection with its Initial Public Offering, (x) in a registration on Form S-4 or S-8 or any successor form to such forms or Form S-3 for compensatory, bonus or other similar plans, dividend reinvestment plans and stock purchase plans, (y) other than pursuant to Section 2.1 or (z) at such times as a Required Shelf Registration Statement is effective) whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account, the Company shall deliver prompt written notice (which notice shall be given (i) in the event that the Company has publicly disclosed such proposed registration, at least thirty (30) calendar days prior to such proposed registration and (ii) in the event that the Company has not publicly disclosed such proposed registration (a “Non-Public Incidental Registration Notice”), no more than ten (10) Business Days prior to the filing of such proposed registration with the SEC (such period not in excess of ten (10) Business Days, the “Non-Public Incidental Registration Notice Period”)) to all Holders of Registrable Securities of its intention to undertake such registration, describing in reasonable detail the proposed registration and distribution (including the anticipated range of the proposed offering price, the class and number of securities proposed to be registered and the distribution arrangements) and of such Holders’ right to participate in such registration under this Section 2.2 as hereinafter provided. If the Holder elects to participate in such proposed registration, the Holder shall keep the contents of any Non-Public Incidental Registration Notice confidential prior to the filing of such proposed registration with the SEC and if the Holder has elected not to participate in such proposed registration, the Holder shall keep the contents of any Non-Public Incidental Registration Notice confidential during the Non-Public Incidental Registration Notice Period. Subject to the other provisions of this paragraph (a) and Section 2.2(b), upon the written request of any Holder made within twenty (20) calendar days, or in the case of a Non-Public Incidental Registration Notice, within five (5) Business Days, after the receipt of such written notice (which request shall specify the amount of Registrable Securities to be registered and the intended method of disposition thereof), the Company shall effect the registration under the Securities Act of all Registrable Securities requested by Holders to be so registered (an “Incidental Registration”), to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, by inclusion of such Registrable Securities in the Registration Statement which covers the securities which the Company proposes to register and shall cause such Registration Statement to become and remain effective with respect to such Registrable Securities in accordance with the registration procedures set forth in Section 4. If an Incidental Registration involves an Underwritten Offering, immediately upon notification to the Company from the Underwriter of the price at which such securities are to be sold, the Company shall so advise each participating Holder. The Holders requesting inclusion in an Incidental Registration may, at any time prior to the effective date of the Incidental Registration Statement (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.

(ii) If at any time after giving written notice of its intention to register any securities and prior to the effective date of the Incidental Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, (A) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith), without prejudice, however, to the rights of Holders to cause such registration to be effected as a registration under Section 2.1 or the Company’s obligation to effect a registration under Section 2.3, and (B) in the case of a determination to delay such registration, the Company shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other securities; provided, however, that if such delay shall extend beyond 120 days from the date the Company received a request to include Registrable Securities in such Incidental Registration, then the Company shall again give all Holders the opportunity to participate therein and shall follow the notification procedures set forth in the preceding paragraph. There is no limitation on the number of such Incidental Registrations pursuant to this Section 2.2 which the Company is obligated to effect.

(iii) The registration rights granted pursuant to the provisions of this Section 2.2 shall be in addition to the registration rights granted pursuant to the other provisions of Section 2 hereof.

(b) Priority in Incidental Registration. If an Incidental Registration involves an Underwritten Offering (on a firm commitment basis), and the sole or the lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Holder requesting registration) on or before the date five days prior to the date then scheduled for such offering that, in its opinion, the amount of securities (including Registrable Securities) requested to be included in such registration exceeds the amount which can be sold in such offering without materially interfering with the successful marketing of the securities being offered (such writing to state the basis of such opinion and the approximate number of such securities which may be included in such offering without such effect), the Company shall include in such registration, to the extent of the number which the Company is so advised may be included in such offering without such effect, (i) in the case of a registration initiated by the Company, (A) first, the securities that the Company proposes to register for its own account, (B) second, the Registrable Securities requested to be included in such registration by the Holders, allocated pro rata in proportion to the number of Registrable Securities requested to be included in such registration by each of them, and (C) third, other securities of the Company to be registered on behalf of any other Person, and (ii) in the case of a registration initiated by a Person other than the Company (other than pursuant to Section 2.1), (A) first, one-third of the Registrable Securities requested to be included in such registration by the Holders, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them, (B) second, one-third of the securities proposed to be registered by any Persons initiating such registration, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them, and (C) third, on a pari passu basis, any remaining Registrable Securities requested to be included in such registration by the Holders, and any remaining securities proposed to be registered by any Persons initiating such registration, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them; provided, however, that in the event the Company will not, by virtue of this Section 2.2(b), include in any such registration all of the Registrable Securities of any Holder requested to be included in such registration, such Holder may, upon written notice to the Company given within three days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such registration.

2.3 Required Shelf Registration.

(a) Within 10 calendar days of the first anniversary of the Initial Public Offering (the “Required Shelf Registration Filing Deadline”, and together with the Demand Registration Filing Deadline, the “Filing Deadline”), the Company shall be required, without any request from the Holders, to file a Shelf Registration Statement (the “Required Shelf Registration”) on Form S-3 if the Company is a registrant entitled to use Form S-3, or otherwise on an available form acceptable to the Majority Holders, or any successor form thereto, for a public offering of the resale of all Registrable Securities held by all Holders. The Company shall use its reasonable best efforts to have such Required Shelf Registration Statement declared effective by the SEC as soon as practicable thereafter, but in any event within 90 calendar days following the filing of such Required Shelf Registration Statement, or if there is a full review of the Registration Statement by the SEC, 120 days following the filing of such Required Shelf Registration Statement (the “Required Shelf Registration Effectiveness Deadline”, and together with the Demand Registration Effectiveness Deadline, the “Effectiveness Deadline”) and to keep such Shelf Registration Statement continuously effective for the period specified in

Section 2.3(b). The Required Shelf Registration Statement shall contain (except if otherwise directed by the Majority Holders) the “Plan of Distribution” section in substantially the form attached hereto as Exhibit A.

(b) The Company shall use its reasonable best efforts to keep the Required Shelf Registration continuously effective until the earlier of (x) such time as Holders are eligible to sell all of their Registrable Securities in a sale pursuant to Section 144(k) of the Securities Act (or any successor provision thereof having similar effect) and (y) the date that all of the Registrable Securities covered by such Required Shelf Registration Statement have been sold.

(c) The registration rights granted pursuant to the provisions of this Section 2.3 shall be in addition to the registration rights granted pursuant to the other provisions of this Section 2.

2.4 Initial Public Offering or Qualified Public Offering. In the event of an Initial Public Offering or a Qualified Public Offering, if it is proposed that one or more shareholders of the Company participate in such Initial Public Offering or Qualified Public Offering, as the case may be, by selling a number of Common Shares that would, based on the proposed offering price, likely result in aggregate gross proceeds to such shareholder or shareholders in excess of $5 million in the aggregate (such participating amount, the “Selling Shareholder Amount”), then the Holders may participate and sell a number of Common Shares in the Initial Public Offering or Qualified Public Offering, as the case may be, that would, based on the proposed offering price, likely result in aggregate gross proceeds to the Holders in an amount not in excess of the Selling Shareholder Amount less $5 million. The Holders shall participate in the Initial Public Offering or Qualified Public Offering, as the case may be, pro rata in proportion to the number of Registrable Securities requested by the Holders to be included in the Initial Public Offering or Qualified Public Offering, as the case may be. In the event that one or more shareholders of the Company choose to participate in an Initial Public Offering or Qualified Public Offering, the Company shall deliver prompt written notice (which notice shall be given (i) in the event that the Company has publicly disclosed such proposed Initial Public Offering or Qualified Public Offering, at least thirty (30) calendar days prior to such proposed Initial Public Offering or Qualified Public Offering and (ii) in the event that the Company has not publicly disclosed such proposed Initial Public Offering or Qualified Public Offering (a “Non-Public IPO Registration Notice”), no more than ten (10) Business Days prior to the filing of such proposed Initial Public Offering or Qualified Public Offering registration with the SEC (such period not in excess of ten (10) Business Days, the “Non-Public IPO Registration Notice Period”)) to all Holders of Registrable Securities of its intention to undertake such Initial Public Offering or Qualified Public Offering, describing in reasonable detail the proposed offering and distribution (including the anticipated range of the proposed offering price, the class and number of securities proposed to be registered and the distribution arrangements) and of such Holders’ right to participate in such registration under this Section 2.4 as herein provided. If the Holder elects to participate in such proposed Initial Public Offering or Qualified Public Offering, the Holder shall keep the contents of any Non-Public IPO Registration Notice confidential prior to the filing of such proposed Initial Public Offering or Qualified Public Offering with the SEC and if the Holder has elected not to participate in such proposed Initial Public Offering or Qualified Public Offering, the Holder shall keep the contents of any Non-Public IPO Registration Notice confidential during the Non-Public IPO Registration Notice Period. Subject to the other provisions of this paragraph, upon the written request of any Holder made within twenty (20) calendar days, or in the case of a Non-Public IPO Registration Notice, within five (5) Business Days, after the receipt of such written notice (which request shall specify the amount of Registrable Securities to be sold), the Company shall allow the Holders to participate in such offering. Immediately upon notification to the Company from the Underwriter of the price at which such securities are to be sold, the Company shall so advise each participating Holder. The Holders requesting to participate may, at any time prior to the effectiveness of the registration statement for the Initial Public Offering or Qualified Public Offering, as the case may be, (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.

2.5 Registration of Other Securities. Whenever the Company shall effect a Demand Registration or a Required Shelf Registration, no securities other than the Registrable Securities shall be covered by such registration unless the Majority Holders of the Registration shall have consented in writing to the inclusion of such other securities.

2.6 Expenses. The Company shall pay all Registration Expenses in connection with any Registration Statement hereunder, whether or not such registration shall become effective and whether or not all Registrable Securities originally requested to be included in such registration are withdrawn or otherwise ultimately not included in such registration, except as otherwise provided with respect to a Withdrawn Request and a Withdrawn Demand Registration in Section 2.1(a). Each Holder shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons engaged in the distribution of such Holder’s Registrable Securities pursuant to any registration pursuant to this Section 2 pro rata in accordance with the number of Registrable Securities being sold in the registration by such Holder.

2.7 Underwritten Offerings.

(a) Underwriting Agreements. If requested by the sole or lead managing Underwriter for any Underwritten Offering effected pursuant to a Demand Registration or for the Required Shelf Registration, the Company shall enter into a customary underwriting agreement with the Underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Majority Holders of the registration.

(b) Holders of Registrable Securities to be Parties to Underwriting Agreement. The Holders of Registrable Securities to be distributed by Underwriters in an Underwritten Offering contemplated by Section 2 shall be parties to the underwriting agreement between the Company and such Underwriters and may, at such Holders’ option, require that any or all of the conditions precedent to the obligations of such Underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders of Registrable Securities. No Holder shall be required to make any representations or warranties to, or agreements with, the Company or the Underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s Registrable Securities and such Holder’s intended method of disposition.

(c) Participation in Underwritten Registration. Notwithstanding anything herein to the contrary, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell its securities on the same terms and conditions provided in any underwritten arrangements approved by the Persons entitled hereunder to approve such arrangement and (ii) accurately completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements and other documents customary for such an offering and reasonably required under the terms of such underwriting arrangements.

(d) In no event shall the Company be required to effect more than three Underwritten Offerings (whether as Demand Registrations or for sales under the Required Shelf Registration).

2.8 Registration Default Penalties.

(a) If (i) a Demand Registration Statement or the Required Shelf Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (A) not filed with the SEC on or before the respective Filing Deadline (a “Filing Failure”) or (B) not declared effective by the SEC on or before the respective Effectiveness Deadline (an “Effectiveness Failure”) or (ii) other than during an allowable Blackout Period hereunder on any day after the effective date of each such Registration Statement sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made pursuant to such Registration Statement or otherwise (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to maintain the listing of the Common Shares) (a “Maintenance Failure”) then, as partial relief for the damages to any Holder by reason of any such delay in or reduction of its ability to sell the Conversion Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Holder of Registrable Securities relating to such Registration Statement an amount in cash equal to (A) one percent (1.0%) of the aggregate Purchase Price (as such term is defined in the Securities Purchase Agreement) of such Investor’s Notes relating to the Registrable Securities included in such Registration Statement on each of the following dates: (i) the day of a Filing Failure; (ii) the day of an Effectiveness Failure; and (iii) the initial day of a Maintenance Failure, and (B) two percent (2.0%) of the aggregate Purchase Price of such Investor’s Notes relating to the Registrable Securities included in such Registration Statement on each of the following dates: (i) on every thirtieth day after the day of a Filing Failure and thereafter (pro rated for periods totaling less than thirty days) until such Filing Failure is cured; (ii) on every thirtieth day after the day of an Effectiveness Failure and thereafter (pro rated for periods totaling less than thirty days) until such Effectiveness Failure is cured; (iii) on every thirtieth day after the initial day of a Maintenance Failure and thereafter (pro rated for periods totaling less than thirty days) until such Maintenance Failure is cured. The payments to which a holder shall be entitled pursuant to this Section 2.1 are referred to herein as “Registration Default Payments.” Registration Default Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Default Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Registration Default Payments is cured. In the event the Company fails to make Registration Default Payments in a timely manner, such Registration Default Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. The postponements described in Section 2.10 shall not constitute Filing Failures or Effectiveness Failures, as applicable, for any Demand Registration. Registration Default Payments shall cease to accrue at such time as the Registrable Securities can be sold pursuant to Rule 144(k) of the Securities Act (or any successor provision thereof having similar effect); provided that the foregoing shall not affect the Company’s obligation to make Registration Default Payments for any period prior to such time.

2.9 Conversions; Exercises. Notwithstanding anything to the contrary herein, in order for any Registrable Securities that are issuable upon the exercise of conversion rights, options or warrants to be included in any registration pursuant to Section 2 hereof, the exercise of such conversion rights, options or warrants must be effected no later than immediately prior to the closing of any sales under the Registration Statement pursuant to which such Registrable Securities are to be sold or such earlier time as the Underwriter, if any, the Company or the Company’s transfer agent should reasonably determine is necessary so as not to delay the closing.

2.10 Postponements. The Company shall be entitled to postpone a Demand Registration and to require the Holders of Registrable Securities to discontinue the disposition of their securities covered by a Shelf Registration during any Blackout Period (as defined below) (i) if the Board of Directors of the Company determines in good faith that effecting such a registration or continuing such disposition at such time would not be advisable in light of pending or anticipated corporate developments, or (ii) if the Company is in possession of material, non-public information which the Board of Directors of the Company determines in good faith it is not in the best interests of the Company to disclose in a registration statement at such time; provided, however, that the Company may only delay a Demand Registration pursuant to this Section 2.10 by delivery of a Blackout Notice (as defined below) within 30 days of delivery of the request for such Demand Registration under Section 2.1 and may delay a Demand Registration and require the Holders of Registrable Securities to discontinue the disposition of their securities covered by a Shelf Registration only for two (2) periods of up to 30 days or one period of up to 45 days (or such earlier time as such transaction is consummated or no longer proposed or the material information has been made public) in any 12 month period (the “Blackout Period”). The Company shall promptly notify the Holders in writing (a “Blackout Notice”) of any decision to postpone a Demand Registration or to discontinue sales of Registrable Securities covered by a Shelf Registration pursuant to this Section 2.10 and shall include a general statement (which statement shall not include any material, non-public information) of the reason for such postponement, an approximation of the anticipated delay and an undertaking by the Company promptly to notify the Holders as soon as a Demand Registration may be effected or sales of Registrable Securities covered by a Shelf Registration may resume. In making any such determination to initiate or terminate a Blackout Period, the Company shall not be required to consult with or obtain the consent of any Holder, and any such determination shall be the Company’s sole responsibility. Each Holder shall treat all notices received from the Company pursuant to this Section 2.10 in the strictest confidence and shall not disseminate such information. If the Company shall postpone the filing of a Demand Registration Statement pursuant to a Blackout Period, the Majority Holders who were to participate therein shall have the right to withdraw the request for registration. Any such withdrawal shall be made by giving written notice to the Company within 30 days after receipt of the Blackout Notice. Such withdrawn registration request shall not be treated as a Demand Registration effected pursuant to Section 2.1 (and shall not be counted towards the number of Demand Registrations effected), and the Company shall pay all Registration Expenses in connection therewith.

2.11 Preparation, Investigation. In connection with the preparation and filing of each Registration Statement, the Company will give the Holders of Registrable Securities to be sold under such Registration Statement, the underwriters, if any, and their respective counsel and accountants, drafts and final copies of such Registration Statement, each Prospectus included therein or filed with the SEC and each amendment thereof or supplement thereto (subject to such Holder agreeing to keep confidential any confidential information including, if applicable, the existence of such draft Registration Statement until the filing thereof), at least four (4) Business Days prior to the filing thereof with the SEC, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders and such underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

2.12 Termination of Registration Rights. The rights and obligations under this Agreement, other than the rights and obligations under Sections 5, 6.1 and 6.3 through 6.19 hereunder, shall terminate with respect to a Holder of Registrable Securities upon the earlier of (x) when such Holder is eligible to sell all of its Registrable Securities in a sale pursuant to Rule 144(k) of the Securities Act (or any successor provision having similar effect) and (y) the date that all of the Registrable Securities shall have ceased to be Registrable Securities.

3. HOLDBACK ARRANGEMENTS.

3.1 Restrictions on Sale. The Company and each Holder of Registrable Securities agrees, if timely requested in writing by the sole or lead managing Underwriter in a Qualified Public Offering, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Registrable Securities or warrants or other rights to purchase Registrable Securities, or file or cause to be declared effective a registration statement under the Securities Act relating to the offer and sale of any shares of Registrable Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Registrable Securities, or warrants or other rights to purchase Registrable Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (the agreements contained in clauses (i) and (ii) of this Section 3.1, collectively, the “Lock-Up Agreement”), during the time period reasonably requested by the sole or lead managing Underwriter not to exceed 180 days, beginning on the effective date of the Registration Statement for such Qualified Public Offering (except as part of such Underwritten Offering or pursuant to registrations on Forms S-4 or S-8) without the prior written consent of the sole or lead managing Underwriter (the “Qualified Public Offering Lock-Up Period”); provided, however, that if (i) during the period that begins on the date that is fifteen (15) calendar days plus three (3) Business Days before the last day of the Qualified Public Offering Lock-Up Period and ends on the last day of the Qualified Public Offering Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Qualified Public Offering Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Qualified Public Offering Lock-Up Period, the restrictions imposed shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) Business Days after the date on which the issuance of the earnings release or the material news or material event occurs. Notwithstanding the foregoing, (i) the Lock-Up Agreement shall not restrict any Holder from transferring any Notes to any Person who agrees to be bound by the provisions hereof and (ii) the Holders of Registrable Securities shall not be obligated to enter into the Lock-Up Agreement unless (A) all officers and directors of the Company and all Persons holding at least five percent (5%) of the Company’s voting securities enter into substantially similar agreements, with the agreement of the Holder’s being on no more onerous terms than any other agreements entered into by any other Person, and (B) the Lock-Up Agreement is explicitly conditioned on the Holder receiving the benefits of any release or modification of such agreement for any other Person subject to such an agreement or similar agreement.

4. REGISTRATION PROCEDURES.

4.1 Obligations of the Company. Whenever the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to Section 2 of this Agreement, the Company shall, as expeditiously as practicable:

(a) Prepare and file with the SEC (promptly, and in any event within the specified time frames) the requisite Registration Statement to effect such registration, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as practicable, but in any event, subject to Section 2.10, within the time frames specified herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, the Company shall (i) provide Holders’ Counsel with an adequate and appropriate opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein (and each amendment or supplement thereto or comparable statement) to be filed with the SEC, which documents shall be subject to the review and comment of Holders’ Counsel, and (ii) not file any such Registration Statement or Prospectus (or amendment or supplement thereto or comparable statement) with the SEC to which Holder’s Counsel or any Majority Holders of the Registration shall have reasonably objected on the grounds that such filing does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder.

(b) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective, and (ii) to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement, in each case until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller(s) thereof set forth in such Registration Statement; provided, such period need not extend beyond the time periods provided herein, including as set forth in Section 2.12, and which periods, in any event, shall terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the 90 day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable).

(c) Furnish, without charge, to each selling Holder of such Registrable Securities and each Underwriter, if any, of the securities covered by such Registration Statement, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, and other documents, as such selling Holder and Underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such selling Holder (the Company hereby consenting to the use in accordance with applicable law of each such Registration Statement (or amendment or post-effective amendment thereto) and each such Prospectus (or preliminary prospectus or supplement thereto) by each such selling Holder of Registrable Securities and the Underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Registration Statement or Prospectus).

(d) Prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such U.S. jurisdictions as any selling Holder of Registrable Securities covered by such Registration Statement or the sole or lead managing Underwriter, if any, may reasonably request to enable such selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holder and to continue such registration or qualification in effect in each such jurisdiction for as long as such Registration Statement remains in effect (including through new filings or amendments or renewals), and do any and all other acts and things which may be necessary or advisable to enable any such selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.1(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction.

(e) Use its reasonable best efforts to obtain all other approvals, consents, exemptions or authorizations from such U.S. governmental agencies or authorities as may be necessary to enable the selling Holders of such Registrable Securities to consummate the disposition of such Registrable Securities.

(f) Promptly notify Holders’ Counsel, each Holder of Registrable Securities covered by such Registration Statement and the sole or lead managing Underwriter, if any: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any state securities or blue sky authority for amendments or supplements to the Registration Statement or the Prospectus related thereto or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose, (v) of the existence of any fact of which the Company becomes aware or the happening of any event which results in (A) the Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading, or (B) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (vi) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate or that there exists circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment; and, if the notification relates to an event described in any of the clauses (ii) through (vi) of this Section 4.1(f), the Company shall promptly, subject to Section 2.10, prepare a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that (1) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (and shall furnish to each such Holder and each Underwriter, if any, a reasonable number of copies of such Prospectus so supplemented or amended); and if the notification relates to an event described in clause (iii) of this Section 4.1(f), the Company shall take all reasonable action required to prevent the entry of such stop order or to remove it if entered.

(g) Subject to receipt of acceptable confidentiality agreements, make available for inspection by any selling Holder of Registrable Securities, any sole or lead managing Underwriter participating in any disposition pursuant to such Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any Underwriter (each, an “Inspector” and, collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and any subsidiaries thereof as may be in existence at such time (collectively, the “Records”) as shall be necessary, in the reasonable opinion of such Holders’ and such Underwriters’ respective counsel, to enable them to exercise their due diligence responsibility and to conduct a reasonable investigation within the meaning of the Securities Act, and cause the Company’s and any subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspectors in connection with such Registration Statement.

(h) Solely for an Underwritten Offering with anticipated gross proceeds of not less than $50 million or for other offerings for which a reasonable request is made by a Holder on the advice of counsel, obtain an opinion from the Company’s counsel and a “cold comfort” letter from the Company’s independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, in each case dated the effective date of such Registration Statement (and if such registration involves an Underwritten Offering, dated the date of the closing under the related underwriting agreement), in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters delivered to underwriters in underwritten public offerings, which opinion and letter shall be reasonably satisfactory to the sole or lead managing Underwriter, if any, and to the Majority Holders of the Registration, and furnish to each Holder participating in the offering and to each Underwriter, if any, a copy of such opinion and letter addressed to such Holder (in the case of the opinion) and Underwriter (in the case of the opinion and the “cold comfort” letter).

(i) Solely for offerings with anticipated gross proceeds of not less than $50 million, cause senior representatives of the Company to participate in any “road show” or “road shows” reasonably requested by any underwriter of an underwritten or “best efforts” offering of any Registrable Securities (taking into account the needs of the Company’s businesses).

(j) Provide a CUSIP number for all Registrable Securities and provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such Registration Statement not later than the effectiveness of such Registration Statement.

(k) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and any other governmental agency or authority having jurisdiction over the offering, and make available to its security holders, as soon as reasonably practicable but no later than 90 days after the end of any 12-month period, an earnings statement (i) commencing at the end of any month in which Registrable Securities are sold to Underwriters in an Underwritten Offering and (ii) commencing with the first day of the Company’s calendar month next succeeding each sale of Registrable Securities after the effective date of a Registration Statement, which statement shall cover such 12-month periods, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(l) Use its reasonable best efforts to cause all such Registrable Securities to be listed (i) on each national securities exchange on which the Company’s securities are then listed or (ii) if securities of the Company are not at the time listed on any national securities exchange (or if the listing of Registrable Securities is not permitted under the rules of each national securities exchange on which the Company’s securities are then listed), on a national securities exchange designated by the Majority Holders of the Registration.

(m) Keep each selling Holder of Registrable Securities reasonably advised in writing as to the initiation and progress of any registration under Section 2 hereunder.

(n) Enter into and perform customary agreements (including, if applicable, an underwriting agreement in customary form) and provide officers’ certificates and, subject to Section 4.1(h), other customary closing documents.

(o) Cooperate with each selling Holder of Registrable Securities and each Underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD and make reasonably available its employees and personnel and otherwise provide reasonable assistance to the Underwriters (taking into account the needs of the Company’s businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any Underwritten Offering.

(p) Furnish to each Holder participating in the offering and the sole or lead managing Underwriter, if any, without charge, (i) at least one manually-signed copy of the Registration Statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those deemed to be incorporated by reference), (ii) upon the effectiveness of any Registration Statement, ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Holder may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder.

(q) Cooperate with the selling Holders of Registrable Securities and the sole or lead managing Underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the Underwriters or, if not an Underwritten Offering, in accordance with the instructions of the selling Holders of Registrable Securities at least three Business Days prior to any sale of Registrable Securities.

(r) If requested by the sole or lead managing Underwriter or any selling Holder of Registrable Securities, promptly incorporate in a prospectus supplement or post-effective amendment such information concerning such Holder of Registrable Securities, the Underwriters or the intended method of distribution as the sole or lead managing Underwriter or the selling Holder of Registrable Securities reasonably requests to be included therein and as is appropriate in the reasonable judgment of the Company, including, without limitation, information with respect to the number of shares of the Registrable Securities being sold to the Underwriters, the purchase price being paid therefor by such Underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering; make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment; and supplement or make amendments to any Registration Statement if requested by the sole or lead managing Underwriter of such Registrable Securities.

(s) Subject to Section 2.10, submit to the SEC, within five (5) Business Days after the Company learns that no review of the Required Shelf Registration Statement will be made by the staff of the SEC or that the staff has no further comments on the Required Shelf Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than 48 hours after the submission of such request.

(t) Use its reasonable best efforts to take all other steps necessary to expedite or facilitate the registration and disposition of the Registrable Securities contemplated hereby.

4.2 Seller Information. As a condition to inclusion of the Holder’s Registrable Securities, the Company may require each selling Holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such Holder, such Holder’s Registrable Securities and such Holder’s intended method of disposition or any other information requested by the SEC as the Company may from time to time reasonably request in writing; provided that such information shall be used only in connection with such registration. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that such Holder shall execute such documents in connection with such registration as the Company may reasonably request, including questionnaires, in a timely manner.

4.3 Notice to Discontinue. Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.1(f)(ii) through (vi), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(f) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 4.1(b)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.1(f) to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 4.1(f).

5. INDEMNIFICATION; CONTRIBUTION.

5.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its officers, directors, partners, members, shareholders, employees, affiliates and agents (collectively, “Agents”) and each Person who controls such Holder (within the meaning of the Securities Act) and its Agents with respect to each registration which has been effected pursuant to this Agreement, against any and all losses, claims, judgments, fines, penalties, charges, amounts paid in settlement, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, and expenses (as incurred or suffered and including, but not limited to, any and all expenses incurred in investigating, preparing or defending any litigation or proceeding, whether commenced or threatened, and the reasonable fees, disbursements and other charges of legal counsel) in respect thereof (collectively, “Claims”), insofar as such Claims arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto) related to any such registration or in any filing prepared or executed by the Company (or based upon written information furnished by or on behalf of the Company expressly for use in such filing) in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any such Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto), in the light of the circumstances under which they were made) not misleading or (ii) any violation of this Agreement (the matters in the foregoing clauses (i) through (ii) being, collectively, “Violations”); provided, however, that the Company will not be liable in any such case to the extent that any such Claims arise out of or are based upon a Violation which occurs in reliance on any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact so made in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder specifically stating that it was expressly for use therein. Notwithstanding the foregoing, the indemnification contained in this Section 5.1 shall not apply if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the final prospectus, as then amended or supplemented, if such final prospectus was timely made available by the Company pursuant to Section 4.1(c). The Company shall also indemnify any Underwriters in an Underwritten Offering of the Registrable Securities, their Agents and each Person who controls any such Underwriter (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Person who may be entitled to indemnification pursuant to this Section 5 and shall survive the transfer of securities by such Holder or Underwriter and termination of this Agreement.

5.2 Indemnification by Holders. Each Holder, if Registrable Securities held by it are included in the securities as to which a registration is being effected, agrees to, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, each other Person who participates as an Underwriter in the offering or sale of such securities and its Agents and each Person who controls the Company or any such Underwriter (within the meaning of the Securities Act) and its Agents against any and all Claims, insofar as such Claims arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto) related to such registration, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any such Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto), in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder specifically stating that it was expressly for use therein; provided, however, that the aggregate amount which any such Holder shall be required to pay pursuant to this Section 5.2 shall in no event be greater than the amount of the net proceeds received by such Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims less all amounts previously paid by such Holder with respect to any such Claims. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder or Underwriter and termination of this Agreement.

5.3 Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party of notice of any Claim or the commencement of any action or proceeding involving a Claim under this Section 5, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to Section 5, (i) notify the indemnifying party in writing of the Claim or the commencement of such action or proceeding; provided, that the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 5, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 5, and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any indemnified party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnifying party has agreed in writing to pay such fees and expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified party within 10 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so, (C) in the reasonable judgment of any such indemnified party, based upon advice of counsel, a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claims (in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such indemnified party) or (D) such indemnified party is a defendant in an action or proceeding which is also brought against the indemnifying party and reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party. No indemnifying party shall be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld. In addition, without the consent of the indemnified party (which consent shall not be unreasonably withheld), no indemnifying party shall be permitted to consent to entry of any judgment with respect to, or to effect the settlement or compromise of any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim), unless such settlement, compromise or judgment (1) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, (2) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party, and (3) does not provide for any action on the part of any party other than the payment of money damages which is to be paid in full by the indemnifying party.

5.4 Contribution. If the indemnification provided for in Section 5.1 or 5.2 from the indemnifying party for any reason is unavailable to (other than by reason of exceptions provided therein), or is insufficient to hold harmless, an indemnified party hereunder in respect of any Claim, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the actions which resulted in such Claim, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. If, however, the foregoing allocation is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by a party as a result of any Claim referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth in Section 5.3, any legal or other fees, costs or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding anything in this Section 5.4 to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 5.4 to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims, less all amounts previously paid by such indemnifying party with respect to such Claims. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.5 Other Indemnification. Indemnification similar to that specified in the preceding Sections 5.1 and 5.2 (with appropriate modifications) shall be given by the Company and each selling Holder of Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act. The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract.

5.6 Indemnification Payments. The indemnification and contribution required by this Section 5 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when bills are received or any expense, loss, damage or liability is incurred; provided that if a final nonappealable determination is made that the party receiving such expense payments was not entitled to such payments pursuant to the provisions of this Section 5, then the party receiving such expense payments shall return such expense payments to the party that made such payments.

6. GENERAL.

6.1 Adjustments Affecting Registrable Securities. The Company agrees that it shall not effect or permit to occur any combination or subdivision of shares which would adversely affect the ability of the Holder of any Registrable Securities to include such Registrable Securities in any registration contemplated by this Agreement or the marketability of such Registrable Securities in any such registration.

6.2 Registration Rights to Others. The Company has not previously entered into an agreement with respect to its securities granting any registration rights to any Person. If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, (i) such rights shall not be in conflict with or adversely affect any of the rights provided in this Agreement to the Holders and (ii) if such rights are provided on terms or conditions more favorable to such holder than the terms and conditions provided in this Agreement, the Company shall provide (by way of amendment to this Agreement or otherwise) such more favorable terms or conditions to the Holders.

6.3 Availability of Information; Rule 144; Rule 144A; Other Exemptions. So long as the Company shall not have filed a registration statement pursuant to Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company shall, at any time and from time to time, upon the request of any Holder of Registrable Securities and upon the request of any Person designated by such Holder as a prospective purchaser of any Registrable Securities and subject to the receipt by the Company of confidentiality agreements as may reasonably be requested by the Company, furnish in writing to such Holder or such prospective purchaser, as the case may be, a statement as of a date not earlier than 12 months prior to the date of such request of the nature of the business of the Company and the products and services it offers and copies of the Company’s most recent balance sheet and profit and loss and retained earnings statements, together with similar financial statements for such part of the two preceding fiscal years as the Company shall have been in operation, all such financial statements to be audited to the extent audited statements are reasonable available, provided that, in any event the most recent financial statements so furnished shall include a balance sheet as of a date less than 16 months prior to the date of such request, statements of profit and loss and retained earnings for the 12 months preceding the date of such balance sheet, and, if such balance sheet is not as of a date less than 6 months prior to the date of such request, additional statements of profit and loss and retained earnings for the period from the date of such balance sheet to a date less than 6 months prior to the date of such request. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company covenants that it shall timely file any reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c) of Rule 144 under the Securities Act), and that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemption provided by Rule 144 under the Securities Act, as such rule may be amended from time to time. Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

6.4 Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Securities.

6.5 No Inconsistent Agreements. The Company will not hereafter enter into any agreement which is inconsistent with the rights granted to the Holders in this Agreement.

6.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company to:

WorldSpace, Inc. 2400 N Street, NW Washington, DC 20037 Telephone: (202) 969-6000 Facsimile: (202) 969-6001 Attention: Donald J. Frickel, Esq.

with a copy (for informational purposes only) to:

Coudert Brothers LLP 1114 Avenue of the Americas New York, New York 10036-7703 Telephone: (212) 626-4400 Facsimile: (212) 626-4120 Attention: Jeffrey E. Cohen, Esq.

If to an Investor, to its address and facsimile number set forth on the Schedule of Investors to this Agreement, with copies (for informational purposes only) to such Investor’s representatives as set forth on the Schedule of Investors, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. If a notice provided for hereunder is delivered via facsimile, such notice shall be valid only if an original hard copy is delivered to a U.S. address provided by such Investor to which overnight delivery by standard courier can be made, within 24 hours of the time such facsimile is delivered. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

6.7 No Waiver. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

6.8 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.9 Entire Agreement. This Agreement, the other Transaction Documents (as defined in the Securities Purchase Agreement) and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

6.10 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns (including any permitted transferee of Registrable Securities). Any Holder may assign its rights and obligations under this Agreement to any transferee of Registrable Securities; provided, however, if any such transferee shall take and hold Registrable Securities, such transferee shall promptly notify the Company and by taking and holding such Registrable Securities such permitted transferee shall automatically be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement as if it were a party hereto (and shall, for all purposes, be deemed a Holder under this Agreement). Except as provided above or otherwise permitted by this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Holder or by the Company without the consent of the other parties hereto.

6.11 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.12 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

6.13 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.14 Consents. All consents and other determinations required to be made by the Investors pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by the Majority Holders.

6.15 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

6.16 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.17 Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, (i) solely in connection with (A) the extension of the Demand Registration Lock-Up Period or the extension of the Qualified Public Offering Lock-Up Period, (B) any extension of the Required Shelf Registration Filing Deadline or (C) any modification to the rights or manner of the Holder’s participation in any Demand Registrations, without the written consent of the Company and Holders of at least seventy-five percent (75%) of the outstanding Registrable Securities and (ii) otherwise, without the written consent of the Company and the Majority Holders; provided, however, that no such amendment, modification, supplement, waiver or consent to departure shall reduce the aforesaid percentage of Registrable Securities without the written consent of all of the Holders of Registrable Securities; and provided further, that nothing herein shall prohibit any amendment, modification, supplement, termination, waiver or consent to departure the effect of which is limited only to those Holders who have agreed in writing to such amendment, modification, supplement, termination, waiver or consent to departure.

6.18 Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

6.19 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

COMPANY:

WORLDSPACE, INC.

By:	/S/
	Name:	Noah A. Samara
	Title:	Chairman and CEO

IN WITNESS WHEREOF, each Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

INVESTORS:

HIGHBRIDGE INTERNATIONAL LLC

By: HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By:	/S/
Name: Adam J. Chill
Title: Managing Director

IN WITNESS WHEREOF, each Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

INVESTORS:

AMPHORA LIMITED

By:	AMARANTH ADVISORS L.L.C., Its Trading Advisor

By:	/S/
Name: Karl J. Wachter
Title: Authorized Signatory

IN WITNESS WHEREOF, each Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

INVESTORS:

OZ MASTER FUND, LTD.

By:	OZ MANAGEMENT, L.L.C., Its Investment Manager

By:	/S/
Name: Joel Frank
Title: Chief Financial Officer

IN WITNESS WHEREOF, each Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

INVESTORS:

AG DOMESTIC CONVERTIBLES, L.P.

By: Angelo, Gordon & Co., L.P., Its Investment Manager

By:	/S/
Name: Joseph Wekselblatt
Title: CFO

IN WITNESS WHEREOF, each Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

INVESTORS:

AG OFFSHORE CONVERTIBLES, LTD.

By: Angelo, Gordon & Co., L.P., Its Investment Manager

By:	/S/
Name: Joseph Wekselblatt
Title: CFO

IN WITNESS WHEREOF, each Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

INVESTORS:

CITADEL EQUITY FUND LTD.

By:	CITADEL LIMITED PARTNERSHIP, Its Portfolio Manager

By:	GLB PARTNERS, L.P., Its General Partner

By:	CITADEL INVESTMENT GROUP, L.L.C., Its General Partner

By:	/S/
Name: David Snyderman
Title: Senior Managing Director

IN WITNESS WHEREOF, each Investor and the Company have caused this Registration Rights Agreement to be duly executed as of the date first written above.

INVESTORS:

CITADEL CREDIT TRADING LTD.

By: CITADEL LIMITED PARTNERSHIP, Its Portfolio Manager

By: GLB PARTNERS, L.P., Its General Partner

By: CITADEL INVESTMENT GROUP, L.L.C., Its General Partner

By:	/S/
Name: David Snyderman
Title: Senior Managing Director

SCHEDULE OF INVESTORS

(1) Investor	(2) Address and Facsimile Number	(3) Legal Representative’s Address and Facsimile Number
Highbridge International LLC

c/o Highbridge Capital Management, LLC

9 West 57th Street, 27th Floor

New York, New York 10019

Attention: Ari J. Storch / Adam J. Chill

Facsimile: (212) 751-0755

Telephone: (212) 287-4720

and

Attention: Andrew Martin

Facsimile: (212) 755-4250

Telephone: (212) 287-4700

Residence: Cayman Islands

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Amphora Limited	c/o Amaranth Advisors L.L.C. One American Lane Greenwich, CT 06831 Attention: General Counsel Facsimile: (203) 422-3540 Telephone: (203) 422-3340 Residence: Cayman Islands	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

OZ Master Fund, Ltd.	c/o OZ Management, L.L.C. 9 West 57th Street, 39th Floor New York, New York 10019 Attention: Joel M. Frank Facsimile: (212) 790-0150 Telephone: (212) 790-0160 Residence: Cayman Islands

AG Domestic Convertibles, L.P.	c/o Angelo, Gordon & Co., L.P. 245 Park Avenue New York, NY 10167 Attention: Gary I. Wolf Facsimile: 212-867-9328 Telephone: 212-992-2042 Residence: Delaware

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Doug Cifu, Esq. and Jon

Yoder, Esq.

Facsimile: (212) 492-0152

Telephone: (212) 373-3152

AG Offshore Convertibles, Ltd.	c/o Angelo, Gordon & Co., L.P. 245 Park Avenue New York, NY 10167 Attention: Gary I. Wolf Facsimile: 212-867-9328 Telephone: 212-992-2042 Residence: British Virgin Islands

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Doug Cifu, Esq. and Jon

Yoder, Esq.

Facsimile: (212) 492-0152

Telephone: (212) 373-3152

(1) Investor	(2) Address and Facsimile Number	(3) Legal Representative’s Address and Facsimile Number
Citadel Equity Fund Ltd.	c/o Citadel Limited Partnership 131 S. Dearborn St. Chicago, IL 60603 Attention: Ron Klipstein Facsimile: (312) 267-7497 Telephone: (312) 395-4332 Residence: Cayman Islands	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Robert Schwenkel, Esq. Facsimile: (212) 859-4000 Telephone: (212) 859-8000

Citadel Credit Trading Ltd.	c/o Citadel Limited Partnership 131 S. Dearborn St. Chicago, IL 60603 Attention: Ron Klipstein Facsimile: (312) 267-7497 Telephone: (312) 395-4332 Residence: Cayman Islands	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Robert Schwenkel, Esq. Facsimile: (212) 859-4000 Telephone: (212) 859-8000